Exhibit 5.1

May 1, 2025

Re: Opinion and Consent of Pillar Aught LLC

Board of Directors

Mid Penn Bancorp, Inc.

2407 Park Drive

Harrisburg, PA 17110

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”), which is to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), regarding the registration of 538,464 shares of common stock, par value $1.00 per share (the “Shares”), of Mid Penn Bancorp, Inc., a Pennsylvania corporation (the “Company”). The Shares are issuable pursuant to options issued under the William Penn Bancorporation 2022 Equity Incentive Plan (the “Plan”), which options were outstanding on April 30, 2025, the closing date of the merger of William Penn Bancorporation (“William Penn”) with and into the Company, and assumed by the Company on such date pursuant to that certain Agreement and Plan of Merger dated as of October 31, 2024 between William Penn and the Company.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photostatic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

Based upon the foregoing, and upon the examination of such other documents as we have deemed necessary to express the opinions hereinafter set forth, we are of the opinion that the Shares to be registered will, when issued pursuant to and in accordance with the Plan, be duly authorized, validly issued, fully paid and nonassessable.

This opinion letter is limited to the Business Corporation Law of the Commonwealth of Pennsylvania. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 7 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Very truly yours,

/S/ PILLAR AUGHT LLC